Exhibit 99.1

IR Contact
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI Reports 24% Increase in Gross Profit for the First Quarter of 2007

Gross Margin Expands over 500 Basis Points on Revenues of $9.3 Million

HIGHTSTOWN, NJ—May 3, 2007—QSGI, Inc. (OTCBB: QSGI) the only data security and regulatory compliance provider offering a full suite of life-cycle services for a corporation’s entire IT platform, today reported financial results for the three months ended March 31, 2007.

“We are pleased with the 24% increase in our gross profit, over 500 basis point increase in our gross margin, improved operating income, and positive EBITDA on total revenues of $9.3 million, which reflects our continued shift from a pure hardware re-marketer, towards a higher margin IT services provider,” stated Marc Sherman, chairman and chief executive of QSGI. “During the quarter, revenues within our Data Center Maintenance division increased 35%, while at the same time, we saw a meaningful increase in our end-user, data erasure and auditing work within the Data Security & Compliance division. In fact, we added a number of new clients for our full suite of Data Security & Compliance services, including another leading U.S. investment bank and work for a major international retailer. By providing more technology services to our clients both within the corporate computing environment and within the data centers, we continue to seek more consistency in our base of revenues and improvement in our margins versus the legacy hardware remarketing business.”

“The improvement in our higher margin services business was offset by a slowdown in remarketing services as many Fortune 1000 companies extended their IT lease return schedules impacting our flow of off-lease re-marketing product. Nevertheless, despite the difficult revenue comparison this quarter, growth in our data security services allowed our gross margins to increase from 17% to 19% and our gross profit within the Data Security & Compliance division to remain relatively flat. At the same time, we are strengthening our relationships with the major OEMs, and as they are increasingly called upon to provide on-site data Security & Compliance services as the back-end piece of the overall leasing package, we will look to be their partner of choice for client on-site work.”

Mr. Sherman continued, “We have also begun receiving orders for our new process to audit and erase enterprise storage arrays within data centers. This client-site audit and data erasure process has been extremely well received by existing customers, as drives are audited, erasure is self-verified and 100% ensured while preserving residual values of the technology for re-marketing or for lease returns. In the past, these customers may have opted to destroy the storage arrays and pay the additional fees in order to protect sensitive data. Such a service has not been readily or economically available to the data center, and we expect this new service will be an excellent entrée for us to improve cross-selling and begin providing additional Data Security & Compliance services for our Data Center Maintenance customers.”

Mr. Sherman concluded, “Looking ahead, we expect to see strong growth resume within our wholesale remarketing business, in sync with steadily increasing data security services as the remainder of 2007 unfolds. More importantly, we are very focused on increasing revenues within our Data Center Maintenance division, which has continued to outperform our expectations. We recently announced new mainframe and mid-range server maintenance contracts, which are estimated to generate an additional $1.2 million in recurring annual revenue beginning this month. As a result of these and other contracts, we anticipate pacing approximately$6.6 million in annualized revenues within the division by the end of Q2, which we expect will help us to achieve sustained company-wide profitability for the second quarter of 2007 and beyond. We remain focused on keeping SG&A at its historical levels, and as our revenues improve, we would expect strong incremental margins.”

Total revenue for the first quarter of 2007 rose 1% to $9.4 million, as compared with $9.3 million for the same period in 2006, while gross profit increased 24% to $2.7 million and gross margin increased 516 basis points to 28%. Revenue within the Data Security & Compliance division declined 10%, while gross profit declined 2% and gross margin increased 161 basis points to 19%, reflecting the company’s shift from wholesale remarketing to higher margin end-user services. Revenue within the Data Center Maintenance division increased 35%, while gross profit increased 30% and gross margin declined 259 basis points to 64%. The decline in gross margin within the Data Center Maintenance division reflects additional personnel the company added to handle its new mid-range maintenance service offering. Revenue within the Data Center Hardware division decreased 4%, while gross profit increased 48% and gross margin increased 920 basis points to 26%. The increase in gross margin within the Data Center Hardware division reflects a favorable mix of higher margin equipment. Selling, general and administrative expenses were $2.6 million, versus $2.6 million for the same period last year. Net loss available to common stockholders for the first quarter of 2007 was $(207,000), or $(0.01) per share, compared to net loss of $(497,000), or $(0.02) per share, for the same period in 2006.

Conference Call

QSGI will host a conference call at 10:00 a.m. Eastern today, May 7, 2007. During the call, Marc Sherman, chairman and chief executive officer, Seth Grossman, president and chief operating officer, and Ed Cummings, chief financial officer, will discuss the Company’s quarterly performance and financial results. The telephone number for the conference call is 866-585-6398. A live webcast of the call will also be available on the company's website, www.QSGI.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

The webcast will be archived on the site, and investors will be able to access an encore recording of the conference call for one week by calling 866-245-6755, conference ID #454090. The encore recording will be available two hours after the conference call has concluded.

About QSGI
QSGI is the only data security and regulatory compliance provider offering a full suite of end-of-life and other life-cycle services for a Fortune 1000 corporation’s and government client’s entire information technology (IT) platform. QSGI offsets its clients’ expenses through its value-added remarketing program. Prior to resale, the company utilizes its proprietary Department of Defense (DOD) level certified data sweep to eliminate otherwise recoverable data. QSGI reduces its clients' potential liability by ensuring regulatory and environmental compliance for IT products. QSGI also maintains and provides services on enterprise-class hardware, including mainframes, midrange servers, tape storage products and disk storage products. Given the sensitive nature of the company’s client relationships, it does not provide the names of its clients. Additional information about the company is available at www.qsgi.com.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results. QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

(tables follow)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2007	2006

Assets

Current Assets
Cash and cash equivalents	$932,571	$632,948
Accounts receivable, net of reserve of $811,039and $780,116 in 2007 and 2006, respectively	5,754,070	8,012,421
Inventories	8,230,574	4,982,710
Prepaid expenses and other assets	236,773	183,069
Deferred income taxes	598,661	598,661
Total Current Assets	15,752,649	14,409,809
Property and Equipment, Net	357,116	410,241
Goodwill	6,644,403	6,644,403
Intangibles, Net	2,476,420	2,555,584
Other Assets	264,028	158,784

	$25,494,616	$24,178,821

Liabilities And Stockholders’ Equity
Current Liabilities
Revolving line of credit	$4,295,865	$3,915,825
Accounts payable	2,935,719	1,382,336
Accrued expenses	445,852	601,850
Accrued payroll	221,782	329,658
Deferred revenue	444,546	517,439
Other liabilities	227,433	122,784
Total Current Liabilities	8,571,197	6,869,892

Long-Term Deferred Revenue	338,523	416,239
Deferred Income Taxes	380,639	451,625
Total Liabilities	9,290,359	7,737,756
Redeemable Convertible Preferred Stock	4,225,003	4,220,577

Stockholders’ Equity
Preferred shares: Authorized 5,000,000 shares in 2007
and 2006, $0.01 par value, none issued	-	-
Common shares: authorized 95,000,000 shares in 2007 and 2006, $0.01 par value; 31,172,716 shares issued and outstanding in 2007 and 31,172,716 shares issued and outstanding in 2006	311,727	311,727
Additional paid-in capital	14,326,584	14,390,976
Retained earnings (deficit)	(2,659,057)	(2,482,215)
Total Stockholders’ Equity	11,979,254	12,220,488

	$25,494,616	$24,178,821

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For The Three Months Ended March 31, 2007 and 2006
(Unaudited)

	Three Months Ended March 31,
	2007	2006

Product Revenue	$7,955,169	$8,122,226
Service Revenue	1,438,998	1,161,898
Total Revenue	9,394,167	9,284,124

Cost Of Products Sold	6,174,156	6,735,272
Cost Of Services Sold	542,929	382,646
Total Cost Of Sales	6,717,085	7,117,918

Gross Profit	2,677,082	2,166,206

Selling, General And Administrative Expenses	2,614,896	2,584,661

Depreciation And Amortization	172,008	170,073

Interest Expense, net	87,839	52,317

Loss Before Benefit For Income Taxes	(197,661)	(640,845)

Benefit For Income Taxes	(58,819)	(210,092)

Net Loss	(138,842)	(430,753)

Preferred Stock Dividends	(63,616)	(61,874)

Accretion To Redemption Value of Preferred Stock	(4,426)	(4,009)

Net Loss Available to Common Stockholders	$(206,884)	$(496,636)

Net Loss Per Common Share - Basic	$(0.01)	$(0.02)
Net Loss Per Common Share - Diluted	$(0.01)	$(0.02)

Weighted Average Number Of Common Shares Outstanding -Basic	31,172,716	28,789,983
Weighted Average Number Of Common Shares Outstanding -Diluted	31,172,716	28,789,983

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Three Months Ended March 31, 2007 and 2006
(Unaudited)

	2007	2006

Cash Flows From Operating Activities
Net Loss	$(138,842)	$(430,753)
Adjustments to reconcile net loss to net cash provided by (used in ) operating activities:
Depreciation and amortization	172,008	170,073
Stock option compensation expense	3,650	6,980
Deferred income taxes	(70,986)	(220,376)
Common shares issued for services	-	161,687
Allowance for doubtful accounts	30,000	472,534
Changes in assets and liabilities:
Accounts receivable	2,228,351	1,454,350
Inventories	(3,247,864)	405,850
Prepaid expenses and other assets	(67,263)	(207,020)
Accounts payable and accrued expenses	1,205,548	(1,255,588)
Net Cash Provided by Operating Activities	114,602	557,737

Cash Used In Investing Activities
Purchases of property and equipment	(29,575)	(38,797)
Net Cash Used In Investing Activities	(29,575)	(38,797)

Cash Flows From Financing Activities
Proceeds from the issuance of redeemable preferred stock	-	2,236,302
Proceeds from the exercise of options and warrants	-	9,100
Payment for financing costs	(101,828)	-
Net amounts borrowed (paid) under revolving lines of credit	380,040	(2,731,000)
Preferred stock dividends	(63,616)	(61,874)
Net Cash Provided By (Used In) Financing Activities	214,596	(547,472)

Net Increase (Decrease) In Cash And Cash Equivalents	299,623	(28,532)

Cash And Cash Equivalents - Beginning Of Period	632,948	153,794
Cash And Cash Equivalents - End of Period	$932,571	$125,262